Exhibit 10.1
Supplement Agreement
to the
Power Facility Construction Application Agreement
This Supplement Agreement to the Power Facility Construction Application Agreement (the “Supplement”) is entered into as of March 21, 2011 (“Effective Date”) in the city of Shanghai, by and between SHANGHAI KAI HONG TECHNOLOGY CO., LTD. (hereinafter referred to as “DSH”) with its registered office at No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, People’s Republic of China and SHANGHAI YUAN HAO ELECTRONIC CO., LTD. (hereinafter referred to as “Yuan Hao”) with its registered office at No.8 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China. DSH and Yuan Hao are collectively referred to as the “Parties” and individually as a “Party”.
RECITALS
WHEREAS, both Parties previously on October 29, 2009 signed the Power Facility Construction Application Agreement (the “Agreement”) and on January 24, 2011 signed the Power Facility Expansion Construction Contract; for the purpose of complying with these agreements and ensuring the construction for the 3000 KVA second Power Facility expansion (the “3000 KVA Expansion Construction”) would be timely completed and then inspected to supply electricity, and within three (3) months after the power capacity of the Power Facility reached 6200 KVA (the “Power Facility”), Yuan Hao shall unconditionally change the name of the owner of the Power Facility to DSH and transfer the full ownership of the Power Facility to DSH, both Parties unanimously agree to sign this Supplement.
NOW THEREFORE, in consideration of the premises and of the mutual covenants contained in this Supplement and based on the Contract Law of the People’s Republic of China and other related laws and regulations, the Parties, through friendly consultation, voluntarily, in equality, justifiably and in truth agree to terms of this Supplement as follows:
1. Except as otherwise specified in this Supplement as supplement, addition and/or revision to those terms and conditions in the Agreement signed by both Parties on October 29, 2009, all other terms and conditions in the Agreement shall remain unchanged and continue with full effect. If either party has concern regarding matters pertaining to the Power Facility Expansion Construction, it shall be resolved by the relevant terms and conditions of the Power Facility Expansion Construction Contract signed by both parties on January 24, 2011.
2. Construction Item: DSH requests Yuan Hao to handle 6200 KVA Power Facility application, Power Facility construction, and Power Facility ownership transfer.
3. Method of Contracting the Construction: Yuan Hao shall be fully responsible to handle DSH’s Power Facility and electricity usage application process and shall guarantee to complete all electricity usage application(s) and Power Facility transfer process in accordance with the demand of the Electricity Supply Bureau.
4. Total Amount and Description: A total amount of 250,000 Renminbi (Two Hundred and Fifty Thousand Renminbi) is required as an expense for electricity supply procedures, consultations and ensuring the completion of the Power Facility transfer process.
5. Payment Method: Upon 1) 3000 KVA Expansion Construction completion and inspection and begin to supply electricity and 2) the Power Facility, which included the completed 3000 KVA Expansion Construction and the original completed facility with the initial 3200 KVA capacity, transferred to DSH, DSH shall, within one (1) month, make a one-time payment of 250,000 Renminbi (Two Hundred and Fifty Thousand Renminbi) to Yuan Hao, to a Yuan Hao designated Renminbi account. Yuan Hao’s designated Renminbi account is specified as follows:
Bank Account Name:
Account Number:
Bank Name:
6. 3000 KVA Expansion Construction Completion Time-line: 3000 KVA Expansion Construction shall be completed, inspected and supply electricity to DSH prior to June 1, 2011.
7. Breach of Supplement and Dispute: If any Party to this Supplement violates any Supplement term and/or has a dispute, both Parties shall find resolution and negotiate in accordance with the relevant terms and conditions of the Agreement and/or the laws of the People’s Republic of China.
8. This Supplement shall be signed in two copies, and both copies are equally valid under the law. Each Party shall retain a copy of the signed Supplement.
9. This Supplement shall become effective after the legal representatives or authorized representatives of both Parties affix their signatures and company seals on this Supplement.
10. This Supplement is written in Chinese and English. Both the Chinese and the English versions of the Supplement have the same effectiveness, but if there is any discrepancy between both version of the Supplement, the Chinese version of the Supplement shall be the authority and the determinative version to resolve such discrepancy.
11. The validity, interpretation and implementation of this Supplement and the settlement of any dispute shall be governed by relevant laws of the People’s Republic of China and regulations that are officially promulgated and publicly available.
12. This Supplement comprises the entire understanding between the Parties with respect to its subject matters and supersedes any previous or contemporaneous communications, representations, or agreements, whether oral or written. For purposes of construction, this Supplement will be deemed to have been drafted by both Parties. No modification of this Supplement will be binding on either Party unless in writing and signed by an authorized representative of each Party.

Shanghai Kai Hong Technology Co., Ltd.	Shanghai Yuan Hao Electronic Co., Ltd.
(stamp)	(stamp)

By	By

Authorized Representative	Authorized Representative

Date:	Date: